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FMC Corporation Pierre Brondeau President, CEO Chairman of the Board 2929 Walnut Street Philadelphia, Pennsylvania 19104 USA

215.299.6000 fmc.com

April 2, 2018

Dear FMC Shareholder,

I would like to address you directly regarding FMC’s Advisory Vote on Executive Compensation at the 2018 shareholder meeting. In response to our extensive shareholder outreach and our increased disclosures in our proxy statement, Glass Lewis has recommended a vote in support of FMC’s compensation programs and all its Directors, after two years of recommending against. ISS, however, has relied on factual errors in its analysis and therefore come to the conclusion it should recommend a vote against FMC’s compensation programs and against all four Directors on our Board’s compensation committee. We raised these factual errors with ISS prior to the release of their report, but they did not incorporate any of the corrected data into the final report, and we therefore believe FMC shareholders should consider the ISS recommendations as highly unreliable.

The most glaring error is that ISS claims FMC lowered its short-term incentive targets from 2016 to 2017. We pointed out that in fact we removed $193 million EBIT from the original 2017 targets to account for the removal of the Health and Nutrition business from FMC ownership in 2017. The Health and Nutrition business was moved to discontinued operations effective January 1, 2017 under an agreement of sale as of March 31, 2017. The fact that it was held for sale during most of the year meant that it was no longer appropriate to include Health and Nutrition in the 2017 compensation targets. This treatment is consistent with how we have historically dealt with acquisitions and divestitures during any given year. As pointed out in the attached letter to ISS, on a like-for-like basis, we significantly raised our STI targets in 2017 compared to 2016. Specifically, the Agricultural Solutions (excluding the acquired businesses from DuPont) and Lithium segment earnings targets were raised by 16% and 190% respectively, and the Adjusted Earnings After Tax target was raised by 34%. It is unclear to FMC why ISS has dismissed this suggested factual correction.

Further, in applying its quantitative filters to determine whether the 2017 CEO pay raised a problematic level of concern, ISS did not take into account that the Company had moved in 2016 to a performance share component from a cash component for its Long Term Incentive program. The SEC requires that performance awards and cash awards be reported differently in the Summary Compensation Table. Performance shares are valued when granted, so a value for each of the 2016 and 2017 grants appears in the respective Summary Compensation Table. However, cash awards are valued at the end of the three year measurement period based on actual TSR results. In effect, this results in double counting in years that both a cash award from prior years is delivered and a Performance shares award is granted. The 2016 cash award yielded a 0 payout for the 2014-2016 period, due to the underperformance of FMC TSR compared to peers during that period, whereas the 2017 cash award yielded a $3.3M payout for the 2015-2017 period, reflecting outperformance of FMC TSR compared to peers during that period. This created double counting in 2017 but not in 2016, thus artificially inflating the difference between the 2016 and 2017 Summary Compensation totals, which are supposed to reflect targeted compensation for the year. The inflated difference triggered an unwarranted level of concern on the part of ISS. If the cash component payouts were excluded for each year to show the true targeted compensation, the 2017 CEO compensation actually decreased from 2016, despite the significant outperformance shown in ISS’s 1-year and 3-year TSR measurement periods.

In addition to ISS’s factual errors used in its process, we believe ISS has wholly ignored the feedback that you, our shareholders, have given directly to us, which is that our compensation programs work well and do not require major changes. For some reason, ISS is asking for more significant changes than we have already made, despite the fact that our shareholders are not demanding these changes.

Since 2016, FMC has reached out to hundreds of investors to gather feedback on our executive compensation programs for the compensation committee to consider. Our compensation committee has truly appreciated the feedback gathered from these direct engagements with shareholders, and we will continue to do this type of outreach on an annual basis. This past December and January, we conducted our most extensive shareholder outreach program yet, reaching out to over 100 investors, representing over 80% of our shareholder base, to offer them a chance to speak directly with our Directors. We connected directly with 65% of our shareholder base, while the remaining 15% did not respond to multiple invitations. Considering the feedback from these conversations, we made additional disclosures in our proxy so shareholders would better understand certain parts of our compensation program and the process and rigor that the compensation committee exercises in setting metrics and targets, and in issuing equity. We have outlined the results of our shareholder outreach and the changes we have made based on shareholder input on pages 24-26 of the proxy statement.

As you are aware, on November 1, 2017 FMC made a transformative acquisition of a significant portion of DuPont’s crop protection business at a very low multiple. Our legacy Agricultural Solutions business significantly outperformed the market in Brazil in 2017 because our pro-active response in 2015 and 2016 set us up to succeed in that market. We expect to significantly outperform the agricultural chemicals market in 2018, and for at least the next few years, due to our improved product portfolio and new product formulations.

In Lithium, we successfully doubled our lithium hydroxide production by opening a new facility in China, on time and under budget. This expansion, along with much higher prices due to the very high demand for our high-quality products, led to segment earnings jumping from $85mm in 2016 to $142mm in 2017. We expect a further 34% increase in segment earnings in 2018 to a range of $180mm to $200mm.

Both the environment we operated in and the actions we took were reflected in how we have constructed our Executive Compensation programs. From aligning targets for earnings AND cash flow, to setting of personal objectives, our short-term programs are designed to give Company the flexibility it needs to align management incentives to the areas that create the most shareholder value. And our long-term programs clearly align management and shareholders, using a mix of restricted shares, options and performance shares to appropriately align management incentives with those of shareholders, namely both near and long term shareholder value creation.

FMC’s actions over the past few years have led to the creation of significant shareholder value in an extremely complex operating environment. FMC’s total shareholder return in 2017 was 65%, following up on 2016 when TSR was 57%. Even including a very difficult 2015 in the equation, our 3-year TSR was 71%.

In our view, ISS has failed to correct errors in its modeling or to account for our business performance in reaching their recommendations, instead focusing on narrow measures of shareholder return and incidental aspects of the incentive programs and executive awards.

We sincerely hope you will consider these factors while considering how you vote at FMC’s shareholder meeting, and particularly on the Advisory Vote on Executive Compensation and on the directors on our compensation committee.

Sincerely,

Pierre Brondeau

FMC Chairman, President and CEO

FMC Corporation Andrea Utecht Executive Vice President, General Counsel and Secretary 2929 Walnut Street Philadelphia, Pennsylvania 19104 USA

215.299.6000 fmc.com

March 29, 2018

Institutional Shareholder Services
U.S. Research Team
1177 Avenue of Americas
2nd floor
New York, NY 10036

Dear U.S. Research Team,

Thank you for providing us with the opportunity to respond to the draft ISS Proxy Analysis (the “draft Analysis”). While we are pleased that the content of much of the draft Analysis appears correct in the areas outside of the say-on-pay proposal and Compensation Committee nominee evaluation sections, we are concerned that there is a factual misunderstanding with regard to the impact of the DuPont transaction1, and in particular the sale of one of our businesses, on not only the short-term incentive (“STI”) goals and related payouts, but also on the metrics utilized by ISS in the supplemental Financial Performance Assessment (“FPA”) evaluation. It seems that this misunderstanding is driving not only the apparent elevated concern on the quantitative scoring under the FPA, but is also the key criticism related to our incentive programs in the corresponding formal qualitative review under the CEO Pay-for-Performance Policy.

Additionally, any conclusion of perceived unresponsiveness by the Compensation Committee to the shareholders is unwarranted relative to ISS’ own published policy on Board Responsiveness, based upon the disclosure in the CD&A of the comprehensive shareholder outreach effort we undertook in response to the 2017 say on pay results, and the actions that were taken in direct response to the concerns noted by our shareholders during those outreach efforts.

We are hopeful that once you take into account the disclosed context of these matters on a more holistic basis (as more fully explained below), you will reverse your existing draft negative vote recommendations for the say-on-pay proposal and the Compensation Committee nominees and publish full support for all proxy ballot items.

Critical Factual Error in the Draft Analysis

•	Goals in the STI Program Were Adjusted for Expected Divestiture Rather than Lowered: It appears that ISS did not account for the fact that FMC sold a large business in November 2017 (Health and Nutrition), and moved that business into discontinued operations in January 2017 (further note: the move to discontinued operations was announced when the Q1 earnings were announced in May). This means that the goals for Health and Nutrition and the performance of that unit were adjusted out of the STI program calculations for 2017. As described in the table below if Health and Nutrition were in both the 2016 and 2017 numbers the Target STI for corporate participants reflected a 34% increase in earnings. We, therefore, adjusted our earnings goals in the STI targets on page 2 downward by $193 million to remove the portion that had been expected of that Health and Nutrition business. This impacts the goals and payouts for the participants with a portion on Corporate performance. In addition, since we did not know the exact timing of the acquisition from DuPont, we left the Agricultural Solutions EBIT target at $405 million. At the end of the year, the compensation committee used a full-year estimate of the legacy Agricultural Solutions EBIT (approximately $435 million) to determine Mark Douglas’ performance on segment EBIT and for the net income calculation. We note that the target for the segment was 16% higher in 2017 versus the $350 million target in 2016. We also raised the target for Lithium EBIT from $32.5 million in 2016 to $95 million in 2017, an increase of 190%. If you normalize the goals from

1	On March 31, 2017, we entered into a definitive Transaction Agreement (the “Transaction Agreement”) with E. I. du Pont de Nemours and Company (“DuPont”). On November 1, 2017, pursuant to the terms and conditions set forth in the Transaction Agreement, we completed the acquisition of certain assets relating to DuPont’s Crop Protection business and research and development organization (“DuPont Crop Protection Business”) (collectively, the “DuPont Crop Protection Business Acquisition”). In connection with this transaction, we sold to DuPont our FMC Health and Nutrition segment and paid DuPont $1.2 billion in cash. See Item 1, “DuPont Crop Protection Business” on page 4 of the latest Form 10-K.

one year-to-the next by stripping out the Health and Nutrition business, you can see that the Committee actually set the goals materially higher than the previous year for each segment, and for total Adjusted Earnings:

	2016 Target	2017 Target	Target % Change	2017 Adj. Target	2017 Actual
Agricultural Solutions--EBIT	$350M	$405M	16%	$405M	$487M	(1)
Lithium--EBIT	$32.5M	$95M	190%	$95M	$125M
Health & Nutrition--EBIT	$200.0M	$193M
TOTAL	$582.5M	$693M	19%	$500M

CORP, INT., TAX	$(262.5)M	$(263)M		$(199)M

ADJUSTED EARNINGS AFTER TAX	$320M	$430M	34%	$301M	$332M

(1)	The actual results reported include EBIT for the acquired portion of DuPont’s crop protection business for the last two months of the year, as adjusted in accordance with footnote (3) from page 29 of our proxy. However, in determining Mr. Douglas’ BPI rating for this metric, the Compensation Committee used its best efforts to base such rating on the legacy Agricultural Solutions business EBIT only, which was approximately $435 million.

Additional Mitigating Factors under the ISS CEO Pay-For-Performance (“PFP”) Policy that Should Be Taken Into Account

There are a variety of isolated factors that appear to drive ISS’ perception of a pay-for-performance disconnect. From our perspective, all of these items should be viewed as related, and not in isolation, when reviewing the appropriateness of our 2017 pay decisions. However, when we read the content of the say-on-pay evaluation section of the draft Analysis, ISS notes or recognizes some of these factors separately, but does not sufficiently tie the facts together to appropriately determine that: (i) the quantitative inputs under the default P4P policy application neglects to take into account a one-time effect resulting from how legacy long term cash awards (which have been replaced by shareholder-preferred performance equity) are reported, and the higher 3-year TSR performance that drove such payouts, and (ii) an out of context comparison of our short-term incentive targets from one year to the next is invalid, in that it compares apples and oranges ( i.e. targets for a company that consisted of 3 business segments in 2016, but consisted only of 2 of those business segments in 2017 (as a result of the DuPont transaction)) and therefore incorrectly assumes that the 2017 targets are lower than 2016 on a like-for-like basis.

•	Inflated Pay is Driving the Perceived Quantitative Disconnect in the ISS Filters: From a quantitative filters perspective, FMC triggering a next-step FPA review rests entirely on the fact that the disclosed Summary Compensation Table amount for the CEO in 2017 contains a $3.3 million long-term cash incentive payout for the 2015-2017 performance period (i.e., due to SEC reporting rules which require long-term cash incentive payouts to be reported when earned, as opposed to when granted—as is the case with equity awards). As noted in the draft Analysis, if you exclude this amount from the 2017 CEO pay total (i.e., as a true reflection of the regular targeted total pay level intended to be provided to the CEO for 2017), the CEO’s actual granted pay decreased from $10.4 million in 2016 to $9.8 million in 2017. Further, if this $3.3 million cash award were excluded from the 2017 pay total, using the new 2018 Multiple of Median scoring thresholds for S&P 500 index companies, the Company would not have triggered a borderline low/medium for the Multiple of Median. This is an important factor to consider, as it underscores the point that the Company should not be considered as having outlier pay relative to the peer median, especially when TSR outperformance relative to ISS, industry and S&P 500 index company peers (also noted separately in the draft Analysis) is factored in. In short, true 2017 CEO pay actually decreased despite the significant outperformance over the 1- and 3-year TSR measurement periods discussed in the draft Analysis. The foregoing should indicate to ISS that pay and performance are actually aligned from a quantitative perspective.

•	FPA Application: The timing of the calculation of the metrics used for the secondary FPA analysis relative to the closing of our DuPont transaction may provide an inaccurate picture of our pay-for-performance story. Specifically, per ISS’ own published Pay-for-Performance White Paper/FAQs, each of these metrics is calculated over the trailing 12 quarters as of a quarterly download date2. For FMC, this quarterly download date is 12/1/2017. The use of the 12 quarters preceding 12/1/2017 means that the FPA metrics do not factor in the closing of the 11/1/2017 sale of our FMC Health and Nutrition segment. While we can understand the need for the quarterly download dates, we hope that you can appreciate how the exclusion of our 4th quarter data and therefore the effects of the DuPont transaction impact the measures used under the FPA assessment. Furthermore, use of unadjusted GAAP metrics for a relative pay-for-performance comparison when FMC has undertaken a major strategic transformation provides an incomplete picture of our pay for performance alignment story. It should be noted that during this period, FMC continued to deliver strong performance to the benefit of its shareholders, as reflected in our stock price appreciation. In any other year where the Company had not undertaken such large scale corporate activities, the FPA comparison might make more sense.

2	See page 16 of ISS’ Pay-for-Performance Mechanics White Paper, under “Metric Measurement Periods.”

–	Note, ISS appears to understand the need for the use of adjusted metrics in the section titled “Shareholder returns were positive; financial results were mixed,” where there is an acknowledgement that revenues and net income actually increased year over year when you factor in the effects of the DuPont transaction.

•	Criticisms over the LTI Design: Despite acknowledging that we have a majority performance-based equity compensation program, there is criticism over the use of the annual measurement periods and our banking approach, as well as the use of a target payout for median performance. While we can appreciate the desire to recommend that all companies set 3-year performance periods, our Committee believes that it is appropriate to use this banked approach with a positive off-setting risk mitigating long-term cumulative TSR component and cap for negative TSR, given that we have largely completed our move to a portfolio that is highly cyclical. Additionally, we believe that our short- and long-term incentive designs are helping to drive the superior TSR outperformance (in the short- and long-term) that even ISS acknowledges is occurring at FMC. An additional point to note is that the number of shares granted to the CEO, as well as the corresponding dollar value of those grants, actually declined year-over-year, despite superior TSR outperformance. This reinforces the previous statement that perceived elevated pay is not being driven by our annual targeted pay levels, but by actual short- and long-term incentives payouts, that are the result of strong short- and long-term performance. This is, in fact, the very definition of pay for performance alignment.

Mitigating Factors under the ISS Board Responsiveness Policy that Should Be Taken Into Account

Given that we finished with say-on-pay results below the 70% triggering threshold under the ISS Board Responsiveness Policy3 (i.e., at 62% of votes cast), we undertook a significant post annual shareholders’ meeting outreach effort, ultimately engaging with investors representing ~65% ownership, reaching out to all of our top 100 shareholders, which was a deeper pool of shareholders than ever before. In full compliance with the stated policy we disclosed all of the required information related to: (i) level of engagement; (ii) who participated; (iii) key items cited; and (iv) actions taken in direct response to shareholder concerns.

However, despite, our robust disclosure regarding the actions that we undertook in response to the actual concerns noted by our investors (in contrast to the perceived concerns cited by ISS in the comments on 2017 pay quantum and short-term incentive goals), ISS is recommending against our Compensation Committee nominees due to what it deems to be unresponsiveness.

We outlined in the proxy that the substantial majority of our investors did not take issue with the overall structure or implementation of our executive compensation program, and there was no clear, distinct action to take to be responsive with regard to the program generally. We heard, and we acknowledged in our disclosure, that shareholders took issue with regard to our granting of KMAs, as well as the corresponding disclosure surrounding those awards. Based upon our communication with investors, we understand that applying a higher degree of scrutiny to the need for future awards and providing more clarity around their use prospectively would likely be sufficient to address their concerns prospectively. Current disclosure appears to adequately convey our communication and our response to investors. We did not grant these types of awards in 2017 and do not plan to do so in 2018 (consistent with what we disclosed), and we added disclosures to better explain the process for granting these awards and the infrequent usage of these awards for NEOs (9 total awards in 10 years).

Conclusion

We are hopeful that when you factor in all of the context that we have provided in a more holistic perspective, including how the quantitative filters under the ISS CEO Pay-for-Performance Policy are distorting quantitative pay-for-performance disconnect, that you will reconsider your Analysis to see the pay-for-performance linkage and ultimately support the say-on-pay proposal and Compensation Committee nominees up for re-election. Again, we can appreciate how the default quantitative and qualitative filters are the best way to analyze the high number of companies ISS evaluates in any given year, but in the context of FMC in 2017, we would suggest the base inputs for your evaluation should be adjusted to reflect the material impact of the DuPont transaction on our financials (true both quantitatively and qualitatively—especially with regard to our STI targets).

Sincerely,

Andrea E. Utecht

FMC Executive Vice President, General Counsel and Secretary

3	See page 13 of 69 of the ISS U.S. Proxy Voting Guidelines.